Exhibit 99.1

Contact:
Marshall Loeb, President and CEO
Brent Wood, CFO
EastGroup Properties Announces	(601) 354-3555

Third Quarter 2019 Results

Third Quarter 2019 Results

•
Net Income Attributable to Common Stockholders of $0.60 Per Share for Third Quarter 2019 Compared to $0.64 Per Share for Third Quarter 2018 (2018 Included Gains on Sales of Real Estate Investments of $4.1 Million, or $0.11 Per Share; There Were No Sales in Third Quarter 2019)

•	Funds from Operations of $1.28 Per Share for Third Quarter 2019 Compared to $1.17 Per Share for Third Quarter 2018, an Increase of 9.4%

•
Same Property Net Operating Income for the Annual Same Property Pool Excluding Income From Lease Terminations for Third Quarter 2019 Increased 4.7% on a Straight-Line Basis and 5.8% on a Cash Basis Compared to Third Quarter 2018

•	97.9% Leased and 97.4% Occupied as of September 30, 2019

•	Rental Rates on New and Renewal Leases Increased an Average of 19.7% on a Straight-Line Basis

•	Acquired 301,000 Square Feet of Value-Add Properties for $25.4 Million and 324,000 Square Feet of Operating Properties for $31.9 Million

•	Acquired 25 Acres of Development Land for $4.1 Million

•	Started Construction of Five Development Projects Containing 930,000 Square Feet with Projected Total Costs of $83 Million

•	Development and Value-Add Program Consisted of 26 Projects (3.8 Million Square Feet) at September 30, 2019 with a Projected Total Investment of $359 Million

•	Closed $110 Million of Senior Unsecured Private Placement Notes During the Quarter with a Weighted Average Fixed Interest Rate of 3.5%

•	Declared 159th Consecutive Quarterly Cash Dividend — Increased the Dividend by $0.03 Per Share (4.2%) to $0.75 Per Share

•	Issued 849,751 Shares of Common Stock Pursuant to the Company’s Continuous Common Equity Program at an Average Price of $123.56 Per Share for Gross Proceeds of $105 Million

JACKSON, MISSISSIPPI, October 23, 2019 - EastGroup Properties, Inc. (NYSE: EGP) (the “Company”) announced today the results of its operations for the three and nine months ended September 30, 2019.

Commenting on EastGroup’s performance, Marshall Loeb, CEO, stated, “Our third quarter results are proof of the strength and depth of our team, the quality of our portfolio and the continued health within the broad industrial market. We are uniquely positioned to reap the benefits of a strong economy and the persistent growing evolution towards last mile logistics. The advancing shift for distribution to be closer to the consumer and ideally, a growing well-educated consumer base is an affirmation of our in-fill, shallow bay, Sunbelt operating strategy.”

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EARNINGS PER SHARE

Three Months Ended September 30, 2019
On a diluted per share basis, earnings per common share (“EPS”) were $0.60 for the three months ended September 30, 2019, compared to $0.64 for the same period of 2018. The Company’s property net operating income (“PNOI”) increased by $6,630,000 ($0.18 per share) for the three months ended September 30, 2019, as compared to the same period of 2018. EastGroup recognized gains on sales of real estate investments of $4,051,000 ($0.11 per share) during the three months ended September 30, 2018; there were no sales during the same period of 2019. In addition, depreciation and amortization expense increased by $3,020,000 ($0.08 per diluted share) during the third quarter of 2019 as compared to the same period of 2018.

Nine Months Ended September 30, 2019
Diluted EPS for the nine months ended September 30, 2019, was $1.94 compared to $1.98 for the same period of 2018. PNOI increased by $18,234,000 ($0.49 per share) for the nine months ended September 30, 2019, as compared to the same period of 2018. Depreciation and amortization expense increased by $9,564,000 ($0.26 per share) during the nine months ended September 30, 2019, as compared to the same period of 2018. EastGroup recognized gains on sales of real estate investments and non-operating real estate of $11,406,000 ($0.31 per share) during the nine months ended September 30, 2019, compared to $14,359,000 ($0.41 per share) during the same period of 2018. During the nine months ended September 30, 2019, EastGroup recognized gain on casualties and involuntary conversion of $348,000 ($0.01 per share), compared to $1,150,000 ($0.03 per share) during the same period of 2018.

FUNDS FROM OPERATIONS AND PROPERTY NET OPERATING INCOME

Three Months Ended September 30, 2019
For the quarter ended September 30, 2019, funds from operations attributable to common stockholders (“FFO”) were $1.28 per share compared to $1.17 per share for the same quarter of 2018, an increase of 9.4%.

PNOI increased by $6,630,000, or 12.3%, during the quarter ended September 30, 2019, compared to the same period of 2018. PNOI increased $3,146,000 from newly developed and value-add properties, $2,381,000 from same property operations (based on the annual same property pool) and $1,444,000 from 2018 and 2019 acquisitions; PNOI decreased $372,000 from operating properties sold in 2018 and 2019.

The annual same property pool PNOI Excluding Income from Lease Terminations increased 4.7% for the quarter ended September 30, 2019, compared to the same quarter in 2018; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), same PNOI increased 5.8%. The annual same property pool for the third quarter of 2019 includes properties which were included in the operating portfolio for the entire period from January 1, 2018 through September 30, 2019; this pool is comprised of properties containing 36,762,000 square feet.

On a straight-line basis, rental rates on new and renewal leases (3.6% of total square footage) increased an average of 19.7% for the third quarter.

Nine Months Ended September 30, 2019
FFO for the nine months ended September 30, 2019 was $3.71 per share compared to $3.48 per share during the same period of 2018, an increase of 6.6%. The Company initially reported FFO of $3.49 per share during the nine months ended September 30, 2018. In connection with the Company’s adoption of the Nareit Funds from Operations White Paper - 2018 Restatement, the Company now excludes from FFO the gains and losses on sales of non-operating real estate and assets incidental to the Company’s business and therefore adjusted the prior year results, including the Company’s FFO for 2018, to conform to the updated definition of FFO.

FFO Excluding Gain on Casualties and Involuntary Conversion was $3.70 per share for the nine months ended September 30, 2019 compared to $3.44 per share for the same quarter of 2018, an increase of 7.6%.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

PNOI increased by $18,234,000, or 11.6%, during the nine months ended September 30, 2019, compared to the same period of 2018. PNOI increased $8,853,000 from newly developed and value-add properties, $6,776,000 from same property operations and $3,423,000 from 2018 and 2019 acquisitions; PNOI decreased $943,000 from operating properties sold in 2018 and 2019.

The annual same property pool PNOI Excluding Income from Lease Terminations increased 4.0% for the nine months ended September 30, 2019, compared to the same period of 2018; on a cash basis, same PNOI increased 5.1%.

On a straight-line basis, rental rates on new and renewal leases (12.5% of total square footage) increased an average of 17.0% for the nine months ended September 30, 2019.

FFO, FFO Excluding Gain on Casualties and Involuntary Conversion, PNOI and Same PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Same PNOI, and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO and FFO Excluding Gain on Casualties and Involuntary Conversion are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

ACQUISITIONS AND DISPOSITIONS

During the third quarter, EastGroup entered the Greenville, South Carolina market with the acquisition of 385 Business Park for $14 million. The recently developed, multi-tenant distribution building contains 155,000 square feet and is 100% leased to two customers.

Also during the third quarter, the Company acquired two multi-tenant distribution buildings and 25.3 acres of land in Tampa for $35 million. Grand Oaks 75 Business Center 1, an operating property containing 169,000 square feet, is currently 86% leased. Grand Oaks 75 Business Center 2, a value-add property containing 150,000 square feet, is currently vacant. The 25.3 acres of development land is expected to accommodate the future development of approximately 315,000 square feet.

EastGroup also acquired Arlington Tech Centre 1 & 2 in Arlington (Dallas), Texas during the third quarter. The two multi-tenant business distribution buildings, which contain a total of 151,000 square feet, were acquired for $12.6 million. The value-add property, which is currently vacant, has a projected total cost of $15.1 million, including tenant improvements.

In early October, the Company acquired Siempre Viva Distribution Center II, a 60,000 square foot distribution building in the Otay Mesa submarket of San Diego. The 100% leased building was purchased for $8.6 million and is located in the same business park as Siempre Viva Distribution Center I, also a fully occupied property, which was acquired by the Company in 2018.

Also in October, EastGroup acquired Interstate Commons Distribution Center in the southwest submarket of Phoenix for $9.2 million. Through eminent domain procedures, the Company previously sold the property to the Arizona Department of Transportation for $10.0 million in 2016. The two value-add, multi-tenant distribution buildings, which are located adjacent to existing EastGroup assets, contain 142,000 square feet and will be re-developed by the Company with a projected total investment of $12 million.

EastGroup is under contract to purchase Southwest Commerce Center, a three building complex in Las Vegas. The recently-developed, multi-tenant buildings contain 196,000 square feet and are currently 48% leased. The total projected investment for this value-add property is $30 million; the Company plans to close the acquisition during the fourth quarter of 2019.

The Company is also under contract to purchase Rocky Point Distribution Center in San Diego. The $45 million acquisition of two recently constructed, multi-tenant distribution buildings, which contain a total of 227,000 square

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

feet, is expected to close during the fourth quarter of 2019. The 118,000 square foot building is currently 100% leased, and the 109,000 square foot building is considered a value-add property with no leasing to-date.

The Company and its joint venture partner are currently under contract to sell University Business Center 130, a 40,000 square foot building in Santa Barbara, for $11.5 million. EastGroup owns 80% of the building through a joint venture arrangement. The sale is expected to close during the fourth quarter of 2019, and the Company expects to record a gain on the sale which will not be included in FFO.

The Company is also under contract to sell University Business Center 125 and 175 (133,000 square feet) in Santa Barbara for a combined sales price of $24.3 million. The sales are expected to close during the fourth quarter of 2019, and EastGroup expects to record gains on the sales which will not be included in FFO.

EastGroup is also under contract to sell Southpointe Distribution Center, a 207,000 square foot distribution building in Tucson, for $14 million. The sale is expected to close during the fourth quarter of 2019, and the Company expects to record a gain on the sale which will not be included in FFO.

DEVELOPMENT AND VALUE-ADD PROPERTIES

During the third quarter of 2019, EastGroup began construction of five development projects in four different cities. The buildings will contain a total of 930,000 square feet and have projected total costs of $83 million.

The development projects started during the first nine months of 2019 are detailed in the table below:

Development Projects Started in 2019	Location	Size	Anticipated Conversion Date	Projected Total Costs
		(Square feet)		(In thousands)

Eisenhauer Point 9	San Antonio, TX	82,000	11/2019	$6,600
World Houston 43	Houston, TX	86,000	11/2019	7,000
World Houston 45	Houston, TX	160,000	12/2019	18,300
Parc North 6	Dallas, TX	96,000	07/2020	10,100
Gateway 5	Miami, FL	187,000	09/2020	22,400
Steele Creek IX	Charlotte, NC	125,000	10/2020	9,800
SunCoast 6	Ft. Myers, FL	81,000	10/2020	8,400
Horizon VIII & IX	Orlando, FL	216,000	11/2020	18,800
Gilbert Crossroads A & B	Phoenix, AZ	140,000	12/2020	15,600
Tri-County Crossing 3 & 4	San Antonio, TX	203,000	05/2021	14,700
World Houston 44	Houston, TX	134,000	05/2021	9,100
Ridgeview 1 & 2	San Antonio, TX	226,000	06/2021	18,500
LakePort 1-3	Dallas, TX	194,000	07/2021	22,500
Settlers Crossing 3 & 4	Austin, TX	173,000	07/2021	18,400
Total Development Projects Started		2,103,000		$200,200

At September 30, 2019, EastGroup’s development and value-add program consisted of 26 projects (3,823,000 square feet) in 11 cities. The projects, which were collectively 47% leased as of October 22, 2019, have a projected total cost of $359 million.

During the third quarter, EastGroup transferred (at the earlier of 90% occupied or one year after completion) one development project, Steele Creek V in Charlotte, to the real estate portfolio. The 54,000 square foot property is 100% occupied.

The development and value-add properties transferred to the real estate portfolio during the first nine months of 2019 are detailed in the table below.

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Development and Value-Add Properties Transferred to Real Estate Properties in 2019	Location	Size	Conversion Date	Cumulative Cost as of 9/30/19	Percent Leased as of 10/22/19
		(Square feet)		(In thousands)

Siempre Viva I	San Diego, CA	115,000	01/2019	$14,142	100%
CreekView 121 3 & 4	Dallas, TX	158,000	03/2019	16,309	100%
Horizon VI	Orlando, FL	148,000	03/2019	12,258	100%
Horizon XI	Orlando, FL	135,000	04/2019	10,893	100%
Falcon Field	Phoenix, AZ	97,000	05/2019	8,773	57%
Gateway 1	Miami, FL	200,000	05/2019	24,656	100%
SunCoast 5	Ft. Myers, FL	81,000	05/2019	8,239	100%
Steele Creek V	Charlotte, NC	54,000	07/2019	5,822	100%
Total Projects Transferred		988,000		$101,092	96%

Subsequent to quarter-end, EastGroup began construction of two development projects. Hurricane Shoals 3 in Atlanta will contain 101,000 square feet and has a projected total cost of $8.8 million. Northwest Crossing 1-3 in Houston will contain a total of 278,000 square feet with a projected total cost of $25.7 million.

DIVIDENDS

EastGroup declared cash dividends of $0.75 per share in the third quarter of 2019, which represented a 4.2% increase over the previous quarter’s dividend. The third quarter dividend, which was paid on October 15, 2019, was the Company’s 159th consecutive quarterly cash distribution to shareholders.  The Company has increased or maintained its dividend for 27 consecutive years and has increased it 24 years over that period, including increases in each of the last eight years.  The annualized dividend rate of $3.00 per share yielded 2.3% on the closing stock price of $128.18 on October 22, 2019.

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 18.9% at September 30, 2019.  For the third quarter, the Company had interest and fixed charge coverage ratios of 6.70x and a debt to earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”) ratio of 4.87x.

During the third quarter, EastGroup issued and sold 849,751 shares of common stock under its continuous equity program at an average price of $123.56 per share, providing gross proceeds to the Company of $105 million. During the nine months ended September 30, 2019, EastGroup issued and sold 1,872,008 shares of common stock under its continuous equity program at an average price of $117.52 per share, providing gross proceeds to the Company of $220 million.

During the third quarter, the Company repaid a $75 million term loan with an interest rate of 2.85% and a maturity date of July 31, 2019.

Also during the third quarter, EastGroup closed $110 million of senior unsecured private placement notes with two insurance companies. The $75 million note has a 10-year term and a fixed interest rate of 3.47% with semi-annual interest payments. The $35 million note has a 12-year term and a fixed interest rate of 3.54% with semi-annual interest payments. The notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

In October, the Company closed a $100 million senior unsecured term loan with a 7-year term and interest only payments. It bears interest at the annual rate of LIBOR plus an applicable margin (currently 1.50%) based on the Company’s senior unsecured long-term debt rating. The Company also entered into an interest rate swap agreement to convert the loan’s LIBOR rate component to a fixed interest rate for the entire term of the loan providing a total effective fixed interest rate of 2.75%.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

OUTLOOK FOR 2019

EPS for 2019 is now estimated to be in the range of $2.51 to $2.55.  Estimated FFO per share attributable to common stockholders for 2019 is now estimated to be in the range of $4.94 to $4.98. The Company raised the mid-point of FFO guidance from $4.93 to $4.96. The table below reconciles projected net income attributable to common stockholders to projected FFO. The estimated net income attributable to common stockholders is not a projection and is provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

	Low Range		High Range
	Q4 2019	Y/E 2019	Q4 2019	Y/E 2019
	(In thousands, except per share data)

Net income attributable to common stockholders	$22,015	94,068	23,539	95,570
Depreciation and amortization	25,835	102,827	25,835	102,827
Gain on sales of real estate investments	—	(11,406)	—	(11,406)
Funds from operations attributable to common stockholders	$47,850	185,489	49,374	186,991

Diluted shares	38,723	37,534	38,723	37,534
Per share data (diluted):
Net income attributable to common stockholders	$0.57	2.51	0.61	2.55
Funds from operations attributable to common stockholders	1.24	4.94	1.28	4.98

The following assumptions were used for the mid-point:

Metrics	Revised Guidance for Year 2019	July Earnings Release Guidance for Year 2019	Actual for Year 2018
FFO per share	$4.94 - $4.98	$4.89 - $4.97	$4.66 (1)
FFO per share increase over prior year period (1)	6.4%	5.8%	9.6%
Same PNOI growth (excluding income from lease terminations):
Straight-line basis — annual same property pool	3.3% - 4.1% (2)	3.1% - 3.9% (2)	3.8%
Cash basis — annual same property pool (3)	4.3% - 5.1% (2)	4.0% - 4.8% (2)	4.3%
Average month-end occupancy	96.8%	96.6%	96.1%
Lease termination fee income	$1,300,000	$1,050,000	$294,000
Reserves for uncollectible rent	$550,000	$765,000	$784,000
Development starts:
Square feet	2.7 million	2.1 million	1.7 million
Projected total investment	$260 million	$200 million	$148 million
Value-add property acquisitions	$105 million	$70 million	$14 million
Operating property acquisitions	$125 million	$75 million	$57 million
Operating property dispositions (Potential gains on dispositions are not included in the projections)	$65 million	$45 million	$23 million
Unsecured debt closing in period	$290 million at 3.5% weighted average interest rate	$190 million at 3.8% weighted average interest rate	$60 million at 3.93%
Common stock issuances	$285 million	$265 million	$159 million
General and administrative expense	$16.7 million (4)	$15.8 million	$13.8 million

(1) The Company initially reported FFO of $4.67 for the year 2018. In connection with the Company’s adoption of the Nareit Funds from Operations White Paper - 2018 Restatement, the Company now excludes from FFO the gains and losses on sales of non-operating real estate and assets incidental to the Company’s business and therefore adjusted the prior year results, including the Company’s FFO for 2018, to conform to the updated definition of FFO.

(2) Includes properties which have been in the operating portfolio since 1/1/18 and are projected to be in the operating portfolio through 12/31/19 (annual same property pool); includes 36,391,000 square feet.

(3) Cash basis excludes straight-line rent adjustments and amortization of market rent intangibles for acquired leases.

(4) Includes expense of $0.03 per share for the estimated impact of the anticipated adoption of a retirement policy for the Company’s equity compensation plans.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) funds from operations attributable to common stockholders (“FFO”), and (2) property net operating income (“PNOI”), defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company’s share of income and property operating expenses from its less-than-wholly-owned real estate investments.

FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”).  In December 2018, Nareit issued the “Nareit Funds from Operations White Paper - 2018 Restatement” (the “2018 White Paper”), which reaffirmed, and in some cases refined, Nareit's prior determinations concerning FFO. The guidance in the 2018 White Paper allows preparers an option as it pertains to whether gains or losses on sale, or impairment charges, on real estate assets incidental to a REIT's business are excluded from the calculation of FFO. EastGroup has made the election to exclude activity related to such assets that are incidental to our business. The Company has revised prior periods to reflect this guidance. FFO is calculated as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles ("GAAP"), excluding gains and losses from sales of real estate property (including other assets incidental to the Company’s business) and impairment losses, adjusted for real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FFO Excluding Gain on Casualties and Involuntary Conversion is calculated as FFO (as defined above), adjusted to exclude gain on casualties and involuntary conversion. The Company believes that the exclusion of gain on casualties and involuntary conversion presents a more meaningful comparison of operating performance.

EastGroup sometimes refers to PNOI from Same Properties as “Same PNOI” in this press release and the accompanying reconciliation; the Company also presents Same PNOI Excluding Income from Lease Terminations. The Company presents Same PNOI and Same PNOI Excluding Income from Lease Terminations as a property-level supplemental measure of performance used to evaluate the performance of the Company’s investments in real estate assets and its operating results on a same property basis. The Company believes it is useful to evaluate Same PNOI Excluding Income from Lease Terminations on both a straight-line and cash basis. The straight-line basis is calculated by averaging the customers’ rent payments over the lives of the leases; GAAP requires the recognition of rental income on the straight-line basis. The cash basis excludes adjustments for straight-line rent and amortization of market rent intangibles for acquired leases; the cash basis is an indicator of the rents charged to customers by the Company during the periods presented and is useful in analyzing the embedded rent growth in the Company’s portfolio. Same Properties is defined as operating properties owned during the entire current period and prior year reporting period. Properties developed or acquired are excluded until held in the operating portfolio for both the current and prior year reporting periods. Properties sold during the current or prior year reporting periods are also excluded.

FFO and PNOI are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other real estate investment trusts (“REITs”).  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

The Company’s chief decision makers also use Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) in making decisions. EBITDAre is defined as Net Income, adjusted for gains and losses from sales of real estate investments, non-operating real estate and other assets incidental to the Company’s business, interest expense, income tax expense, depreciation and amortization. EBITDAre is a non-GAAP financial measure used to measure the Company’s operating performance and its ability to meet interest payment obligations and pay quarterly stock dividends on an unleveraged basis.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EastGroup’s chief decision makers also use its Debt-to-EBITDAre ratio, a non-GAAP financial measure calculated by dividing the Company’s debt by its EBITDAre, in analyzing the financial condition and operating performance of the Company relative to its leverage.

The Company’s interest and fixed charge coverage ratios are non-GAAP financial measures calculated by dividing the Company’s EBITDAre by its interest expense. These ratios provide a basis for analysis of the Company’s leverage, operating performance, and its ability to service the interest payments due on its debt.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its third quarter and review the Company’s current operations on Thursday, October 24, 2019, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-877-876-9174 (conference ID: EastGroup) or by webcast through a link on the Company’s website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available until Thursday, October 31, 2019.  The telephone replay can be accessed by dialing 1-800-753-5207, and the webcast replay can be accessed through a link on the Company’s website at www.eastgroup.net.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available under Quarterly Results in the Investor Relations section of the Company’s website at www.eastgroup.net or upon request by calling the Company at 601-354-3555.

COMPANY INFORMATION

EastGroup Properties, Inc. (NYSE: EGP), an S&P MidCap 400 company, is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 15,000 to 70,000 square foot range).  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 45 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at www.eastgroup.net.

FORWARD-LOOKING STATEMENTS

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “should,” “intends,” “plans,” “estimates” or “anticipates” and variations of such words or similar expressions or the negative of such words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. Although the Company believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to:

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

•	the Company’s ability to lease or re-lease space at current or anticipated rents;

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

•	the availability of financing;

•	failure to maintain credit ratings with rating agencies;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	natural disasters, terrorism, riots and acts of war, and the Company’s ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters;

•	attracting and retaining key personnel;

•
other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled; and

•	other risks detailed in the sections of the Company’s most recent Forms 10-K and 10-Q filed with the SEC titled “Risk Factors.”

The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
REVENUES
Income from real estate operations	$83,913	75,306	244,333	221,146
Other revenue	25	20	504	1,268
	83,938	75,326	244,837	222,414
EXPENSES
Expenses from real estate operations	23,756	21,718	68,980	63,847
Depreciation and amortization	25,990	22,970	77,027	67,463
General and administrative	3,151	3,060	11,501	10,263
Indirect leasing costs	110	—	306	—
	53,007	47,748	157,814	141,573
OTHER INCOME (EXPENSE)
Interest expense	(8,522)	(8,804)	(26,214)	(26,253)
Gain on sales of real estate investments	—	4,051	11,406	14,273
Other	166	216	(157)	1,192
NET INCOME	22,575	23,041	72,058	70,053
Net income attributable to noncontrolling interest in joint ventures	(4)	(31)	(5)	(103)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	22,571	23,010	72,053	69,950
Other comprehensive income (loss) - cash flow hedges	(256)	553	(6,323)	5,345
TOTAL COMPREHENSIVE INCOME	$22,315	23,563	65,730	75,295

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.60	0.64	1.94	1.99
Weighted average shares outstanding	37,771	35,716	37,064	35,204
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.60	0.64	1.94	1.98
Weighted average shares outstanding	37,869	35,798	37,136	35,265

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$22,571	23,010	72,053	69,950
Depreciation and amortization	25,990	22,970	77,027	67,463
Company’s share of depreciation from unconsolidated investment	36	33	106	95
Depreciation and amortization from noncontrolling interest	(48)	(45)	(141)	(133)
(Gain) on sales of real estate investments	—	(4,051)	(11,406)	(14,273)
(Gain) on sales of non-operating real estate	—	—	—	(86)
(Gain) on sales of other assets	—	—	—	(427)
FUNDS FROM OPERATIONS (“FFO”) ATTRIBUTABLE TO COMMON STOCKHOLDERS	48,549	41,917	137,639	122,589
(Gain) on casualties and involuntary conversion	—	—	(348)	(1,150)
FFO EXCLUDING GAIN ON CASUALTIES AND INVOLUNTARY CONVERSION	$48,549	41,917	137,291	121,439

NET INCOME	$22,575	23,041	72,058	70,053
Interest expense (1)	8,522	8,804	26,214	26,253
Depreciation and amortization	25,990	22,970	77,027	67,463
Company’s share of depreciation from unconsolidated investment	36	33	106	95
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)	57,123	54,848	175,405	163,864
(Gain) on sales of real estate investments	—	(4,051)	(11,406)	(14,273)
(Gain) on sales of non-operating real estate	—	—	—	(86)
(Gain) on sales of other assets	—	—	—	(427)
EBITDA for Real Estate (“EBITDAre”)	$57,123	50,797	163,999	149,078
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.60	0.64	1.94	1.98
FFO attributable to common stockholders	$1.28	1.17	3.71	3.48	(2)
FFO Excluding Gain on Casualties and Involuntary Conversion attributable to common shareholders	$1.28	1.17	3.70	3.44
Weighted average shares outstanding for EPS and FFO purposes	37,869	35,798	37,136	35,265

(1)  Net of capitalized interest of $2,146 and $1,542 for the three months ended September 30, 2019 and 2018, respectively; and $6,067 and $4,545 for the nine months ended September 30, 2019 and 2018, respectively.

(2)  The Company initially reported FFO of $3.49 per share during the nine months ended September 30, 2018. In connection with the Company's adoption of the Nareit Funds from Operations White Paper - 2018 Restatement, the Company now excludes from FFO the gains and losses on sales of non-operating real estate and assets incidental to the Company's business and therefore adjusted the prior year results, including the Company's FFO for 2018, to conform to the updated definition of FFO. There was no impact to the three months ended September 30, 2018, as there were no sales incidental to the Company’s business during that period.

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Continued)
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

NET INCOME	$22,575	23,041	72,058	70,053
(Gain) on sales of real estate investments	—	(4,051)	(11,406)	(14,273)
(Gain) on sales of non-operating real estate	—	—	—	(86)
(Gain) on sales of other assets	—	—	—	(427)
Net loss on other	76	—	884	—
Interest income	(34)	(32)	(101)	(122)
Other revenue	(25)	(20)	(504)	(1,268)
Indirect leasing costs	110	—	306	—
Depreciation and amortization	25,990	22,970	77,027	67,463
Company’s share of depreciation from unconsolidated investment	36	33	106	95
Interest expense (1)	8,522	8,804	26,214	26,253
General and administrative expense (2)	3,151	3,060	11,501	10,263
Noncontrolling interest in PNOI of consolidated 80% joint ventures	(43)	(77)	(137)	(237)
PROPERTY NET OPERATING INCOME (“PNOI”)	60,358	53,728	175,948	157,714
PNOI from 2018 and 2019 Acquisitions	(1,978)	(534)	(4,078)	(655)
PNOI from 2018 and 2019 Development and Value-Add Properties	(5,494)	(2,348)	(13,631)	(4,778)
PNOI from 2018 and 2019 Operating Property Dispositions	—	(372)	(416)	(1,359)
Other PNOI	54	85	179	304
SAME PNOI (Straight-Line Basis)	52,940	50,559	158,002	151,226
Net lease termination fee (income) from same properties	(34)	(34)	(940)	(173)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Straight-Line Basis)	52,906	50,525	157,062	151,053
Straight-line rent adjustment for same properties	95	(403)	(36)	(1,521)
Acquired leases - market rent adjustment amortization for same properties	(59)	(90)	(203)	(307)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Cash Basis)	$52,942	50,032	156,823	149,225

(1)  Net of capitalized interest of $2,146 and $1,542 for the three months ended September 30, 2019 and 2018, respectively; and $6,067 and $4,545 for the nine months ended September 30, 2019 and 2018, respectively.

(2) Net of capitalized development costs of $1,810 and $1,271 for the three months ended September 30, 2019 and 2018, respectively; and $4,797 and $3,504 for the nine months ended September 30, 2019 and 2018, respectively.